JOINT VENTURE AGREEMENT

          THIS AGREEMENT is made effective as of the 30th of April, 1998, by and between PEEPLES MINING CO., a Nevada corporation, a wholly owned subsidiary of Health Care Centers of America, Inc., [hereinafter designated "PMC"], and HIDDEN SPLENDOR SMELTING CO, a Nevada corporation, [hereinafter designated as "HSS"]. The parties shall collectively be referred to as "Participants".

                                    RECITALS

          A. PMC presently owns well in excess of 500,000 tons of ore inventory [including various precious metals and rare earths] situated in Skull Valley, Arizona.

          B. The Participants are desirous of processing approximately 500,000 tons of the aforereferenced ore inventory [hereinafter designated as "the inventory"] located in Skull Valley, Arizona.

          C. PMC and HSS have agreed to a joint venture [JV] whereby HSS has the right to acquire a twenty percent (20%) interest in the net revenues realized as a result of the sale of the processed inventory.

          D. PMC and HSS now wish to formalize the Agreement which will govern the parties' respective rights and obligations to the JV and provide for the processing of the inventory in accordance with the terms of this Agreement

          E. The name of the JV shall be Peeples Splendor JV.

          NOW,   THEREFORE,   in  consideration  of  the  mutual  covenants  and
agreements contained herein, PMC and HSS agree as follows:

                                    ARTICLE I

                   REPRESENTATIONS. WARRANTIES. AND COVENANTS
                   ------------------------------------------

          1.1 CAPACITY OF PARTIES. Each of the parties represents and warrants as follows:
              (a) that it is a corporation duly organized and in good standing in its jurisdiction of formation and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement; (b) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken; (c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement; and, (d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

         1.2 TITLE OF ASSETS. PMC and HSS make the following representations and warranties to each other as of the Effective Date hereof.

               (a) To the best of its knowledge and belief, PMC represents that with respect to the subject inventory:

                   i) PMC  is in  exclusive  possession  and  ownership  of the subject inventory;

                   ii) the subject  inventory  is free and clear of all defects, liens, and encumbrances, created by, through, or under PMC.

               (b) To the best of its knowledge and belief, HSS represents that with respect to the inventory:


                  (i) that HSS has satisfied itself that PMC owns the entire and undivided title and interest in and to same;


                 (ii)  that PMC has supplied HSS with assay reports, which assay
                       reports  were  prepared  by  an  independent   registered
                       assayer;

                    1.3 INDEMNITY. The Participants agree to comply with valid and applicable local, state, and federal laws and regulations governing its operations hereunder.

                    Each Participant agrees to indemnify and save the other Participant harmless from any and all actions, claims, or liability for injury to or death of persons, for damage to property or for conditions resulting from either of the Participant's acts or omissions, together with any and all costs, expenses, and fees, including attorneys' fees incurred by the other Participant incidental thereto.

                    Each  Participant  hereby  agrees to indemnify  and hold the other Participant harmless from any and all losses, claims, liabilities, and causes of action regarding any environmental liability or adverse environmental condition which may arise from or exist with respect to the inventory and which results from any occurrence on the processing property for which such environmental liability or adverse environmental condition is determined to exist subsequent to the Effective Date hereof.

                    1.4 DISCLOSURES. Each of the parties represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to the other parties in order to prevent the representations in this Article I from being materially misleading.


                    1.5 ACKNOWLEDGEMENT OF PUBLIC COMPANY STATUS. PMC andHSS hereby acknowledge that PMC is a one hundred percent (100%) owned subsidiary of Health Care Centers of America, Inc. (HCCA). HCCA is a publicly traded stock, which is subject to the rules and regulations of the United States Securities and Exchange Commission (SEC). HSS agrees to fully cooperate with the accountants, attorneys and agents of PMC/HCCA in order to assure complete compliance with all SEC rules, regulations, administrative orders, etc. Further, HSS agrees to fully cooperate with PMC/HCCA regarding compliance with any state statutes, regulations, rules, etc. governing the operation of PMC/HCCA and the JV created by this Agreement.

                                   ARTICLE II
                                   ----------
                                GRANT OF RIGHTS
                                ---------------

                    2.1 GRANT OF RIGHTS. PMC hereby grants to HSS the exclusive right, pursuant to the teens of this Agreement, to earn an undivided twenty percent (20%) interest in the net revenues received as a result of the sale of the processed inventory. In return, PISS shall provide, among other things, the proper permits for the processing [including smelting operations, etc.]of the ore inventory, assistance with the processing operations and the necessary machinery, equipment, laboratory facilities and structures for the initial period of the processing operations.The "initial period" for purposes of this Agreement is hereby defined as nine (9) months from the Effective Date of the Agreement.

                    2.2 PMC'S RIGHTS DURING THE TENURE OF THE AGREEMENT. PMC shall have the unrestricted right to sample all material relative to the processing of the inventory, as long as said sampling does not unduly interfere with the processing of the inventory, including but not limited to, the following:

                  (a)  Sampling each and every load at the pit site;

                  (b) Sampling each and every load delivered to the processing site;

                  (c)  Sampling from the attendant lease site;

                  (d) Sampling from the end product created after the ore has been processed. Any and all other samplings may be taken as may be desired by PMC or required by PMC accountants or by Securities and Exchange Commission
(SEC) regulations, etc. PMC shall, at all times, have the right to have its representatives and/or agents at any and all stages of the processing of the inventory and the sale of the end product.

                                  ARTICLE III
                                  -----------
                               PURPOSES AND TERM
                               -----------------

         3.1 PURPOSES. The JV is created for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

                    (a) to engage in the processing of the inventory as previously described herein;

                    (b) to engage in the marketing of the inventory in the manner and to the extent described herein; and,

                    (c) to perform any other activity necessary, appropriate, or incidental to any of the foregoing and any other activity expressly provided for herein.

         3.2 TERM. The term of this Agreement shall be eight (8) years from the Effective Date and for so long as it takes to process and sell the inventory which is the subject matter of this Agreement, unless the Agreement is earlier terminated as herein provided.

                                   ARTICLE IV
                                   ----------
                        RELATIONSHIP OF THE PARTICIPANTS
                        --------------------------------

         4.1 PARTNERSHIP. Nothing contained in this Agreement shall be deemed to constitute either Participant, the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial, or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations, and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of assets and the rights acquired hereunder shall be as expressed in this Agreement. Each Participant shall indemnify, defend, and hold harmless the other Participant, its directors, officers, employees, agents, and attorneys from and against any and all losses, claims, damages, and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents, and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly gamed herein or as otherwise agreed in writing between the Participants.

         4.2 OTHER BUSINESS OPPORTUNITIES. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from other business activities, whether or not competitive with the JV, without consulting the other.

         4.3 TERMINATION. In the event of any default by either of the Participants in the performance of its obligations hereunder, the non-defaulting party shall give the defaulting party written notice specifying the default. If the default is not cured within forty-five (45) days after the defaulting party has received the notice, or if the defaulting party has not within that time begun action to cure the default and does not thereafter diligently prosecute such action to completion, the non-defaulting party may terminate this venture by delivering to the defualting party written notice of such termination.

         4.4 CONTINUING OBLIGATIONS. On termination of this Agreement, the Participants shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination.


         4.5 RIGHT TO DATA AFTER TERMINATION. After termination of this Agreement, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it.

                                   ARTICLE V
                            INTERESTS OF PARTICIPANTS

         5.1 PARTICIPATING,INTERESTS. The Participants shall have the following participating interests in the JV (subject to the terms of Paragraph 6.2):

                                   PMC -            80%

                                   HSS -            20%

         5.2 OBLIGATIONS OF PARTICIPATING INTERESTS, The obligations of the Participating Interests are as follows:

              (a) HSS shall satisfy all attendant expenses during the initial refining, smelting, and processing of the subject inventory, inclusive of the provision of all equipment necessary for same. PMC shall, to the extent it exists, provide for the use of any equipment already owned by PMC and readily available.

              PMC shall satisfy all attendant expenses relative to its sampling of the inventory.


              (b) HSS shall maintain accurate and current records of all information related to the processing of the inventory; these records shall include, but not be limited to: transportation costs, processing costs, cost of equipment and machinery, the amount of inventory processed per each calendar month during the effectiveness of this Agreement, and those items as otherwise provided for in this Agreement, etc. Upon five (5) days notice from PMC of its request for the above records, HSS shall provide same.

              (c) Regardless of anything to the contrary, HSS shall provide unaudited quarterly financial reports to PMC within forty- five (45) days of the end of each calendar quarter relating to the operation of the JV.

              (d) In  addition  to the  above,  HSS  shall,  at the  end of each calendar year, provide PMC's independent auditors with all financial or other information reasonably required by PMC's independent certified public accountants so that they can conduct and prepare an independent audit.

              (e) HSS shall provide any additional financial and other information as is reasonably required by PMC's auditors (whether they be agents of PMC or independent auditors) so that PMC will be able to comply with all SEC reporting requirements and those reporting requirements required by any state having jurisdiction over the parties or subject matter of this agreement. HSS shall fully cooperate with PMC, its agents or independent auditors in the acquisition of this information.

                                   ARTICLE VI
                                   ----------
                                  DISTRIBUTIONS
                                  -------------

              6.1 NET REVENUE. For the purposes of this Agreement, "net revenue" for any period means the amount of money received from the sale of the processed inventory produced by the venture after deductions for all processing related expenses. Except for expenses incurred during the initial period of the processing operations [which expenses are the sole responsibility of HSS], the expenses related to the processing of the ore inventory and the sale of the finished product shall be paid by the JV from revenues generated by the JV. Said expenses shall be deducted from the gross revenues generated by the JV, the net revenues shall be distributed in accordance with the terms of this Agreement.

              With respect to any mill tailings or other residue remaining after processing of the inventory, which is owned by PMC and is the subject matter of this agreement , it is hereby agreed that they shall remain the property of the JV and shall be reprocessed so long as it is economically viable for the JV, which viability shall be determined by the agreement of the parties. If the parties do not agree as to the economic viability of further processing of the tailings or other residue, then same shall be the sole property of PMC, free of all interests of HSS.

              6.2 DISTRIBUTIONS DURING AGREEMENT, PERIOD. The net revenues shall be distributed as following during the Agreement period:

              (a) Eighty percent (80%) of the net revenues shall be accorded to and paid to PMC.

              (b) The remaining twenty percent (20%) of the net revenues shall be accorded to and paid to HSS.

                                  ARTICLE VII
                                  -----------
                            MARKETING OF PRODUCTION
                            -----------------------

              7.1 PMC shall have responsibility for the sale and marketing of all products generated from the processing of the inventory in accordance with the provisions of this Agreement, including without limitation, the following:


              (a) PMC shall sell and market, on behalf of the Participants, the products. And, for that purpose shall have general authority over the day-to-day affairs of the sale and marketing.


              (b) PMC shall manage and administer all such contracts, including keeping good relations with customers, provide customers with various information and notifications related to the product, furnish, upon request, certificates of origin and generally follow the requirements and the concepts that are set forth in the existing and future sales contracts.

              (c) PMC shall ascertain that the sales, the sales contracts, the transport and delivery of products comply with the various laws and regulations of the state and countries where the product is delivered.

              (d) PMC shall handle and supervise the transport of products either by air, railway or trucking, or any other means. The JV shall provide appropriate insurance coverage.

                  (e) PMC, on behalf of and in the name of the JV, shall invoice customers for the product delivered and obtain payment of it from customers and take any measure to obtain such payment.


              (f) PMC shall procure from experts and consultants such special marketing, financial, legal, and other professional services as may be necessary or desirable in connection with the smelting, sale, and marketing of the products.

              (g)  PMC  shall  rent,  purchase,   or  acquire,  such  machinery,
equipment, material, supplies, and other facilities as PMC may deem advisable or necessary for the sale and marketing of the products.

              (h) PMC shall keep and maintain books of accounts and such other records pertaining to the sale and the marketing of the products. PMC shall provide HSS access to said books and records.

              (i) PMC, through the JV, shall be responsible for crediting the accounts of each of the Participants, less the appropriate processing, marketing and sales expenses, in proportion to their respective participating interests with all amounts received in payment of any sales of products.


              (j) PMC, through the JV, shall tender to HSS, in accordance with HSS's instructions, HSS's portion of the distribution of the net revenues by the thirtieth (30th) of each month. Said proportionate distribution shall be from the revenues received during the immediately preceding month from sales of the finished product of the processed inventory.

                                  ARTICLE VIII
                                  ------------
                               TRANSFER OF INTEREST
                               --------------------

              8.1 The rights of either party hereunder may not be assigned, in whole or in part.

                                   ARTICLE IX
                                   ----------
                                    DISPUTES
                                    --------

              9.1 If any dispute or conflict, whether contractual or not in nature, arises out of or in connection with the JV, this Agreement, or any exhibit or the breach, termination, validity, performance, or interpretation thereof, either Participant may give notice to the other Participant to convene a meeting to resolve the dispute. The Participants shall meet within forty-five
(45) days from the date of the notice convening the meeting and shall use their best efforts to achieve a negotiated settlement to the dispute.

              9.2 The Participants to a dispute may, but need not, refer a dispute to the court for purposes of attempting a conciliation or mediation thereof, m which event the rules and practices of the Court relating to conciliation or mediation shall apply.

              9.3 Nothing in this Article IX shall prevent the Participants to a dispute from applying to a court of competent jurisdiction for the appropriate remedy to any dispute.

                                   ARTICLE X
                                   ---------
                              GENERAL PROVISIONS,
                              -------------------

              10.1 NOTICES. Any notice, payment, or other communication hereunder shall be given in writing and delivered by hand, by registered air mail, by telegram, by telex, or telefax, or by overnight courier. Any such notice shall be given to each of the Participants at their following addresses:

                          If the notice is to PMC, to:

                                           Peeples Mining Co.
                                           100 N. Arlington Ave. Suite 22F
                                           Reno, NV 89501
                                           Attention:    Maurice W. Furlong
                                           Telephone:       702-786-1461
                                           Fax:             702-786-0972

                                           If the notice is to, HHS, to:

                                           Hidden Splendor Smelting Co.
                                           50 W. Liberty St. Suite 880
                                           Reno, NV 89501
                                           Attention:    Cecil Ann Walker
                                           Telephone:    702-322-0626
                                           Fax:          702-322-5623

              Or to any other addresses that any Participant may at any time designate by written notice to the other Participant.


              All notices shall be effective and shall be deemed delivered (i) if by hand, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of the electronic communication, and (iii) if solely by mail, on the next business day after actual receipt.

              10.2 WAIVER. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

              10.3 MODIFICATION. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

              10.4 FORCE MAJEURE. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (unless employee demands are reasonable or within the power of the participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit, or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state, or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, or other adverse weather i condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents, breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the I suspension of performance, stating therein the nature of the suspension, the reasons therefor, and i the expected duration thereof.

              10.5 GOVERNING LAW: LANGUAGE. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

              10.6 HEADINGS. The headings inserted in this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement or affect its terms and provisions.

              10.7  NO  IMPLIED  COVENANTS.   There  are  no  implied  covenants
contained in this Agreement other than those of good faith and fair dealing.

              10.8 MONETARY AMOUNTS. All monetary amounts expressed in this Agreement shall mean U.S. dollars, unless otherwise expressly provided.

              10.9 INTERPRETATION. In the event that a court of competent jurisdiction determines that any teen, part, or provision of this Agreement in unenforceable, illegal, or in conflict with any laws to which this Agreement is subject, the parties intent that the court reform that term, part of provision within the limits permissible under the law in such manner as to approximate most closely the intent of the parties to this Agreement; provided that, if the court cannot make such reformation, then that term, part, or provision shall be considered severed from this Agreement. The remaining I portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if it did not contain that term, part, or provision.

              10.10 FURTHER ASSURANCES. Each of the Participants shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

              10.11 ENTIRE AGREEMENT: SUCCESSORS. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors of the Participants. In the event of any conflict between this Agreement and any exhibit attached hereto, the terms of this Agreement shall be controlling.

              10.12 COUNTERPARTS. This Agreement may be executed in one or more original counterparts, all of which shall constitute one and the same instrument. (sic) is not, in PMC's sole discretion, sufficient, then this agreement shall be null and void.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                            PEEPLES MINING CO.,  a Nevada
                                   Corporation, a wholly owned subsidiary of Health Care Centers of America, Inc.

By                                 By /s/Maurice Furlong
------------------                    ------------------
MICHAEL J. PIETRZAK                Maurice Furlong
Title Secretary                    Title President

ATTEST:                            HIDDEN SPLENDOR SMELTING CO.
                                   a Nevada Corporation.

By                                 By /s/ Cecil Lynn Walker
  ------------------------            ---------------------
                                      Cecil Lynn Walker

Title: Secretary                   Title: President